________________________________________________________________________________

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                   SECURITIES EXCHANGE ACT OF 1934 AS AMENDED
                            ------------------------

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                            ------------------------

                            THE WARNACO GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                            THE WARNACO GROUP, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)
                            ------------------------

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[ ] $500  per  each  party to  the  controversy  pursuant to  Exchange  Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    ----------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check  box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

    ----------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

(3) Filing Party:

    ----------------------------------------------------------------------------

(4) Date Filed:

    ----------------------------------------------------------------------------

________________________________________________________________________________

                            THE WARNACO GROUP, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The 1996 Annual Meeting of the stockholders of The Warnaco Group, Inc. will be held at The St. Regis Hotel, 2 East 57th Street, New York, NY on May 6, 1996 at 10:00 a.m. for the following purposes:

          1. To elect two directors for a term to expire at the 1999 Annual Meeting of the stockholders.

          2. To consider and vote upon proposed amendments to the Company's 1993 Stock Plan, as described in the attached proxy statement.

          3. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 29, 1996, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

     Stockholders are invited to attend the meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By order of the Board of Directors
                                          STANLEY P. SILVERSTEIN,
                                          Secretary

New York, New York
April 8, 1996

                            THE WARNACO GROUP, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Warnaco Group, Inc., a Delaware corporation (the 'Company'), for the 1996 Annual Meeting of the stockholders of the Company on May 6, 1996. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about April 8, 1996 to stockholders of record as of the close of business on March 29, 1996. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, Chemical Mellon Shareholder Services, 450 W. 33rd St., 15th Floor, New York, NY 10001 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

     The Company's principal executive offices are located at 90 Park Avenue, New York, New York 10016.

VOTING OF PROXIES

     Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted for proposals 1 and 2. Under Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation (the 'Charter') and the Company's By-Laws, a plurality of the votes of outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to elect a nominated Director and to approve the proposed amendments to the 1993 Stock Plan. Abstentions, broker non-votes or, in the case of proposal 1 only, instructions on the accompanying proxy card to withhold authority to vote for the nominated directors will result in such proposal receiving fewer votes. Abstentions and broker non-votes will be considered present for purposes of verifying a quorum. Price Waterhouse LLP audited the financial statements of the Company for the fiscal year ended January 6, 1996. Representatives of Price Waterhouse LLP are expected to attend the 1996 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

     Stockholders will not be entitled to appraisal rights in connection with any of the matters to be voted on at the Annual Meeting.

1. ELECTION OF DIRECTORS

     At the meeting, two directors are to be elected to serve for a term to expire at the 1999 Annual Meeting of the stockholders. The nominees for these positions are Mr. Joseph A. Califano, Jr. and Mr. Robert D. Walter. Information regarding the Board's nominees for director are set forth on page 2. Information regarding the four directors continuing whose terms expire in 1997 and 1998 is set forth on pages 2-3.

     The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. If one or more of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE AT THE 1999 ANNUAL MEETING OF THE STOCKHOLDERS

     Mr. Joseph A. Califano, Jr., 64, has been a Director of the Company since March 1992. Mr. Califano is Chairman and President of the Center on Addiction and Substance Abuse at Columbia University. He is a Director of Authentic Fitness Corporation, Automatic Data Processing, Inc., Chrysler Corporation, Kmart Corporation, New York and New England Telephone Companies and Travelers Group Inc. Mr. Califano is a Trustee of Georgetown University, New York University and the Twentieth Century Fund, and a Governor of New York Hospital. He serves as Chairman of the Board of the Institute for Social and Economic Policy in the Middle East at the Kennedy School of Government at Harvard University and a member of the governing council of the Institute of Medicine of the National Academy of Sciences. Mr. Califano served as Secretary of the United States Department of Health, Education and Welfare from 1977 to 1979. He was Special Assistant for Domestic Affairs to the President of the United States for the period from 1965 to 1969. He is the author of nine books.

     Mr. Robert D. Walter, 66, has been a Director of the Company since January 1987. Mr. Walter was a Vice President and the Chief Financial Officer of the Company from June 1986 to February 1988 pursuant to a consulting contract. Mr. Walter served successively as Treasurer, Vice President and Chief Accounting Officer, and Senior Vice President and Chief Financial Officer and Member of the Office of the Chairman of Norton Simon Inc., a diversified consumer products company, from 1971 to 1983. Since 1983, Mr. Walter has served as a consultant to several companies and non-profit organizations, including TLC Group, the New York Mission Society and the National Health Foundation. Mr. Walter also serves as a Director of Authentic Fitness Corporation.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE;
TERMS TO EXPIRE AT THE 1997 ANNUAL MEETING OF THE STOCKHOLDERS

     Mrs. Linda J. Wachner, 50, has been a Director, President and Chief Executive Officer of the Company since August 1987, and the Chairman of the Board since August 1991. Mrs. Wachner was a Director and President of the Company from March 1986 to August 1987. Mrs. Wachner has been Chairman and Chief Executive Officer of Authentic Fitness Corporation since May 1990. Mrs. Wachner held various positions, including President and Chief Executive Officer, with Max Factor and Company from December 1978 to October 1984. Mrs. Wachner also serves as a Director of Travelers Group Inc. and Authentic Fitness Corporation.

     Mr. Andrew G. Galef, 63, has been a Director of the Company since March 1986, and served as Chairman of the Board of Directors until August 1991. Mr. Galef has been President of The Spectrum Group, Inc., a private investment and management firm, since its incorporation in California in 1978. Mr. Galef has been the Chairman of the Board of MagneTek, Inc., an electrical products manufacturer, since July 1984 and has been Chief Executive Officer of MagneTek, Inc. since September 1993. Mr. Galef served as the Chairman of the Board of Exide Corporation, a maker of industrial, commercial and automotive batteries, from July 1982 until June 1989. Mr. Galef has served as a director of Petco Animal Supplies, a retail animal food and supplies company, since 1988. Mr. Galef served as the Chairman of the Board of Aviall, Inc., an aviation support and aircraft parts distribution company, and its predecessor company, from 1979 to 1985.

TERMS TO EXPIRE AT THE 1998 ANNUAL MEETING OF THE STOCKHOLDERS

     Mr. William S. Finkelstein, 47, has been Senior Vice President of the Company since May 1992 and Chief Financial Officer and a Director of the Company since May 1995. Mr. Finkelstein served as Vice President and Controller of the Company from November 1988 until his appointment as Senior Vice President. Mr. Finkelstein served as Vice President of Finance of the Company's Activewear and Olga Divisions from March 1988 until his appointment as Controller of the Company. Mr. Finkelstein served as Vice President and Controller of SPI Pharmaceuticals Inc. from February 1986 to March 1988 and held various financial positions, including Assistant Corporate Controller with Max Factor and Company, between 1977 and 1985. Mr. Finkelstein also serves as a Director of Authentic Fitness Corporation.

     Mr. Stewart A. Resnick, 59, has served as the Chief Executive Officer and Chairman of Franklin Mint Company since 1985. Mr. Resnick is also Chairman of the Board of Roll International Corporation, a company which, through various divisions and affiliates, has interests in the flowers-by-wire, agriculture and real estate businesses. Mr. Resnick is a member of the Board of Trustees of Bard College in New York, the Acquisitions Committee of the National Gallery in Washington, D.C. and Co-Chairman of the Marketing Department Advisory Board and member of the Management Education Council of The Wharton School at the University of Pennsylvania.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

     The Board of Directors held six meetings in 1995. All of the Directors attended all of the meetings of the Board and the respective Committees of the Board of which they were a member during 1995.

     The Board of Directors has the following standing committees:

AUDIT COMMITTEE

     The Audit Committee, which met four times in 1995, recommends the appointment of the Company's external auditors and meets with both internal and external auditors to review the scope of their audits and the results thereof. In addition, the Audit Committee reviews and comments on the proposed plans of the internal and external auditors, audit fee proposals, financial statements and other documents submitted to shareholders and regulators and reviews the internal control policies and procedures of the Company.

     The members of the Audit Committee are Mr. Califano, Mr. Resnick and Mr. Walter.

PENSION COMMITTEE

     The Pension Committee, which met four times in 1995, reviews and makes recommendations concerning the Company's pension, profit sharing and other employee benefit plans, recommends the appointment of the Plan Accountant and Plan Actuary for the Company's pension and profit sharing plans and consults with the persons so appointed.

     The members of the Pension Committee are Mr. Resnick, Mrs. Wachner and Mr. Walter.

COMPENSATION COMMITTEE

     The Compensation Committee, which met three times in 1995, reviews and approves the remuneration arrangements for the officers and Directors of the Company and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options.

     The members of the Compensation Committee are Mr. Califano, Mr. Galef and Mr. Walter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the members of the Compensation Committee are Mr. Califano, Mr. Galef and Mr. Walter. Mr. Walter was an officer of the Company from June 1986 to February 1988 pursuant to a consulting contract.

     Mr. Galef, a stockholder of the Company, is the sole stockholder of and serves as President and a director of The Spectrum Group, Inc. ('Spectrum'). Spectrum and the Company are parties to an agreement pursuant to which Spectrum has agreed to render consulting and advisory services to the Company through May 1996. The agreement provides for annual fees of $350,000 (plus cost of living increases), with total payments not to exceed $500,000 including expenses, payable in equal monthly installments. Payments to Spectrum during fiscal 1995 aggregated $500,000.

     In addition, pursuant to the Company's Amended and Restated 1988 Employee Stock Purchase Plan, through 1991, Mr. Galef acquired 1,020,000 shares of the Company's Common Stock in exchange for a non-recourse, non-interest bearing note. Such shares were acquired at their then fair market value. The largest aggregate amount of such indebtedness outstanding during 1995 was $356,745 and was repaid in full in May 1995.

     Mr. Califano, Mr. Finkelstein and Mr. Walter are Directors and Mrs. Wachner is the Chairman of the Board of Directors and Chief Executive Officer of Authentic Fitness Corporation ('Authentic Fitness'). Throughout the fiscal year, the Company provided certain services to Authentic Fitness, such services included occupancy services related to leased facilities, transportation services, laboratory testing and other services, all of which were charged at the Company's cost. The total amount charged to Authentic Fitness by the Company for such services during fiscal 1995 was approximately $5.3 million. The Company sold certain inventory to Authentic Fitness for sale in Authentic Fitness' outlet stores, which totaled approximately $2.7 million in fiscal 1995.

     The Company purchases certain design and development and occupancy services from Authentic Fitness. Charges for such services totaled approximately $2.2 million during fiscal 1995. All services are charged at Authentic Fitness' cost. The Company purchased certain inventory from Authentic Fitness for sale in the Company's retail outlet stores, which totaled approximately $7.6 million in fiscal 1995. In 1995, the Company entered into a sub-license agreement with Authentic Fitness whereby the Company will produce certain intimate apparel using the Speedo brand name. The Company will pay a royalty to Authentic Fitness for garments sold under the Speedo label. The Company paid Authentic Fitness $1,000,000 for this sub-license. Royalty expense pursuant to this agreement was approximately $78,000 in fiscal 1995.

     The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as could have been obtained from an unaffiliated third party.

COMPENSATION OF DIRECTORS

     The Company does not pay any additional remuneration to employees for serving as Directors. For purposes of Directors' compensation, Mr. Galef is deemed an employee of the Company. Directors of the Company who are not employees currently receive an annual retainer fee of $20,000 plus fees of $1,500 per day for attendance at meetings of the Board of Directors and $1,000 per day for attendance at meetings of its committees. Directors of the Company are also reimbursed for out-of-pocket expenses.

     During 1995, each of the non-employee Directors (Messrs. Califano, Resnick and Walter) was granted an option under the 1993 Non-Employee Director Stock Plan ('Director Stock Plan') to purchase 10,000 shares of Common Stock at an exercise price of $18.50 per share.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 15, 1996, by each of the Company's Directors and nominees, all Directors and officers as a group and each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities.

                                                                                   SHARES BENEFICIALLY OWNED
                                                                                -------------------------------
                                                                                 NUMBER                PERCENT
                                  NAME                                          OF SHARES             OF SHARES
- ------------------------------------------------------------------------        ---------             ---------
DIRECTORS AND OFFICERS(a)
Linda J. Wachner (b)....................................................        7,132,639                12.8%
William S. Finkelstein..................................................          315,721                   *
Stanley P. Silverstein..................................................          127,000                   *
Wallis H. Brooks........................................................            8,500                   *
Carl J. Deddens.........................................................               --                  --
Joseph A. Califano, Jr.(c)..............................................           52,000                   *
Andrew G. Galef.........................................................          553,400                 1.1%
Stewart A. Resnick(c)...................................................           90,000                   *
Robert D. Walter(c).....................................................           70,000                   *
All directors and officers as a group (9 persons).......................        8,349,260                14.9%

                                                  (table continued on next page)

(table continued from previous page)

                                                                                   SHARES BENEFICIALLY OWNED
                                                                                -------------------------------
                                                                                 NUMBER                PERCENT
                                  NAME                                          OF SHARES             OF SHARES
- ------------------------------------------------------------------------        ---------             ---------
OTHER 5% STOCKHOLDERS
Kemper Financial Services(d) ...........................................        2,703,600                 5.2%
  120 South LaSalle Street
  Chicago, IL 60603
FMR Corp.(e) ...........................................................        5,688,000                11.0%
  82 Devonshire Street
  Boston, MA 02109

- ------------------

*  Less than 1%

 (a) The business address of each of the Directors and officers is c/o The Warnaco Group, Inc., 90 Park Avenue, New York, New York 10016. The number of shares beneficially owned by the following officers includes vested but unexercised options in the following amounts: Mrs. Wachner, 3,900,000; Mr. Finkelstein, 173,000, Mr. Silverstein, 93,500, Mr. Brooks 5,000 and Mr. Deddens 0.

 (b) Includes 50,000 shares of Common Stock held by the Linda J. Wachner Charitable Trust of which Mrs. Wachner is the Trustee. Mrs. Wachner has the sole power to vote and no power to dispose of such 50,000 shares.

 (c) Includes vested but unexercised options to purchase 50,000 shares of Common Stock granted pursuant to the Director Stock Plan.

 (d) Information based on a Schedule 13G dated February 14, 1996, filed by Kemper Financial Services, Inc. ('Kemper'), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, with the Securities and Exchange Commission, reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to the
     Schedule 13G, Kemper does not have the sole power to vote or dispose of any such shares. Kemper has the shared power to vote and dispose of all such shares.

 (e) Information based on a Schedule 13G dated January 10, 1996 filed by FMR Corp. reporting the beneficial ownership of the shares of Common Stock set forth in the table. Fidelity Management & Research Company ('Fidelity'), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,140,200 shares of 9.93% of the Class A common stock outstanding of the Company as a result of acting as investment adviser to various investment companies (the 'Funds') registered under Section 8 of the Investment Company Act of 1940.

     Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of 5,140,200 shares owned by the Funds.

     Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 547,800 shares of the common stock outstanding of the Company as a result of its serving as investment manager of certain institutional accounts.

     Edward C. Johnson and members of his family, through ownership of FMR Corp. Common Stock, various trusts for their benefit and other voting agreements may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

     Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over 547,800 shares and sole power to vote or to direct the voting of 202,800 shares, and no power to vote or to direct the voting of 345,000 Shares of common stock owned by the institutional accounts as reported above.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

     Pursuant to the Company's Amended and Restated 1988 Employee Stock Purchase Plan, through 1991 the individuals discussed below acquired shares of the Company's Common Stock in exchange for notes payable to the Company. In the case of Messrs. Finkelstein, Silverstein and Brooks, such notes were full recourse and, in the case of Mr. Galef and Mrs. Wachner, such notes were non-recourse and non-interest-bearing. The largest aggregate amount of indebtedness outstanding during fiscal 1995 was $293,790 for Mr. Finkelstein, $15,230 for Mr. Silverstein, $6,995 for Mr. Brooks, $356,745 for Mr. Galef and $5,971,430 for Mrs. Wachner. The aggregate amount of indebtedness outstanding and the approximate rate of interest thereon, if applicable, as of March 15, 1996, was $15,230 and 8% for Mr. Silverstein, $6,995 and 8% for Mr. Brooks and $5,971,430 for Mrs. Wachner.

     In 1990, the Company sold substantially all of the assets of its Activewear Division to Authentic Fitness. Pursuant to such transaction, the Company acquired and through March 10, 1995, owned common stock representing approximately 3% of Authentic Fitness' fully diluted equity. The Company sold its investment in Authentic Fitness pursuant to the terms of the Authentic Fitness Corporation Amended and Restated Stockholders' Agreement for $5 million on March 10, 1995. Mrs. Wachner is the Chairman of the Board, Chief Executive Officer and a significant stockholder, and Messrs. Califano, Finkelstein and Walter are directors of Authentic Fitness. Throughout the fiscal year, the Company provided certain services to Authentic Fitness. Such services included occupancy services related to leased facilities, transportation services, laboratory testing and other services, all of which were charged at the Company's cost. The total amount charged to Authentic Fitness by the Company for such services during fiscal 1995 was approximately $5.3 million. The Company sold certain inventory to Authentic Fitness for sale in Authentic Fitness' outlet stores, which totaled approximately $2.7 million in fiscal 1995.

     The Company purchases certain design and development and occupancy services from Authentic Fitness. Charges for such services totaled approximately $2.2 million during fiscal 1995. All services are charged at Authentic Fitness' cost. The Company purchased certain inventory from Authentic Fitness for sale in the Company's retail outlet stores, which totaled approximately $7.6 million in fiscal 1995. In 1995, the Company entered into a sub-license agreement with Authentic Fitness whereby the Company will produce certain intimate apparel using the Speedo brand name. The Company will pay a royalty to Authentic Fitness for garments sold under the Speedo label. The Company paid Authentic Fitness

$1,000,000 for this sub-license. Royalty expense pursuant to this agreement was approximately $78,000 in fiscal 1995.

     The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as could have been obtained from an unaffiliated third party.

DIRECTOR AND OFFICER SECURITIES REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ('SEC') and the National Association of Securities Dealers, Inc. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company and written representations that no Form 5's were required when applicable, the Company believes that during fiscal year ended January 6, 1996, all Section 16(a) filing requirements applicable to the Company's officers, Directors and more than ten percent shareholders were complied with, except that Andrew G. Galef, a Director of the Company, inadvertently failed to file a Form 4 reflecting his disposition of certain shares of Common Stock for the month of March 1995. Mr. Galef filed a Form 4 reporting such dispositions in May 1995.

COMPENSATION OF EXECUTIVE OFFICERS

     Set forth below are tables prescribed by the proxy rules of the Securities and Exchange Commission which present compensation information for the Company's chief executive officer and the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 in 1995 (the 'Named Executives'). The Company had no executive officers other than the Named Executives in fiscal 1995.

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation paid or to be paid to the Named Executives with respect to each of the three fiscal years ended January 8, 1994, January 7, 1995 and January 6, 1996.

                                                                              LONG TERM COMPENSATION
                                                                          -------------------------------
                                        ANNUAL COMPENSATION                       AWARDS
                               --------------------------------------     ----------------------
                                                              OTHER                   SECURITIES  PAYOUTS    ALL
                                                              ANNUAL      RESTRICTED  UNDERLYING  -------   OTHER
                                                             COMPEN-        STOCK      OPTIONS/    LTIP    COMPEN-
                               YEAR    SALARY      BONUS      SATION       AWARD(F)      SARS     PAYOUTS  SATION
                               ----  ----------  ----------  --------     ----------  ----------  -------  -------

Linda J. Wachner ............. 1995  $2,475,156  $1,300,000  $361,805(d)  $6,050,000   1,000,000       --       --
  Chairman, President &        1994   2,423,749   2,800,000          (e)          --          --       --       --
  Chief Executive Officer      1993   2,360,028          --          (e)          --   1,400,000       --       --

Dariush Ashrafi(a) ........... 1995     117,500          --          (e)          --     150,000       --       --
  Senior Vice President        1994     317,187     482,729          (e)          --          --       --       --
  Chief Financial Officer      1993     282,812     226,000          (e)          --     150,000       --       --

William S. Finkelstein(b)      1995     341,750     155,963          (e)     308,000     150,000       --       --
  Senior Vice President        1994     287,448     451,532          (e)          --          --       --       --
  Chief Financial Officer      1993     245,431     175,000          (e)          --     150,000       --       --

Stanley P. Silverstein ....... 1995     267,512     122,124          (e)     154,000     100,000       --       --
  Vice President, General      1994     221,229     262,448          (e)          --          --       --       --
  Counsel and Secretary        1993     203,750     129,000          (e)          --      90,000       --       --

Wallis H. Brooks(c) .......... 1995     127,324      29,092          (e)          --      20,000       --       --
  Vice President and           1994          --          --        --             --          --       --       --
  Controller                   1993     112,500      30,000          (e)          --          --       --       --

- ------------------

 (a) Mr. Ashrafi resigned as Director, Senior Vice President and Chief Financial Officer of the Company on April 13, 1995.

 (b) Mr. Finkelstein was appointed to the position of Chief Financial Officer of the Company on April 13, 1995.

 (c) Mr. Brooks was appointed to the position of Vice President and Corporate Controller on May 11, 1995.

 (d) Includes $350,000 in reimbursement for certain expenses incurred in connection with the Company's business and other benefits totalling $11,805.

 (e) Other Annual Compensation was less than $50,000 or 10% of such officer's annual salary and bonus for such year.

 (f) Twenty-five percent of such shares vest on August 9, 1996, the remaining 75% of such shares vest 25% per year until fully vested on August 9, 1999. Participants are entitled to receive dividends attributable to the restricted shares. Total holdings of restricted shares for each of the named participants as of January 6, 1996 were 275,000 shares for Mrs. Wachner, 14,000 shares for Mr. Finkelstein and 7,000 shares for Mr. Silverstein. The fair market value of such shares as of January 6, 1996 was equal to the fair market value of such shares at the date of grant.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1995 to the Named Executives.

                                             INDIVIDUAL GRANTS
                         ---------------------------------------------------------
                                          PERCENT OF
                          NUMBER OF     TOTAL OPTIONS/                                  POTENTIAL REALIZABLE VALUE AT
                          SECURITIES     SARS GRANTED    EXERCISE                    ASSUMED ANNUAL RATES OF STOCK PRICE
                          UNDERLYING     TO EMPLOYEES     OR BASE                     APPRECIATION FOR OPTIONS TERM(c)
                         OPTIONS/SARS     IN FISCAL        PRICE      EXPIRATION     -----------------------------------
                         GRANTED (#)         YEAR        ($/SHARE)       DATE        0%(d)        5%            10%
                         ------------   --------------   ---------   -------------   -----   -------------  ------------

Linda J. Wachner(a).....   1,000,000         38.9%        $ 16.375    Feb 23, 2005     0      $10,300,000   $26,100,000
William S.
  Finkelstein(b)........     150,000          5.8%        $ 16.375    Feb 23, 2005     0      $1,545,000     $3,915,000
Stanley P.
  Silverstein(b)........     100,000          3.9%        $ 16.375    Feb 23, 2005     0      $1,030,000     $2,610,000
Wallis H. Brooks(b).....      20,000          0.7%        $ 16.375    Feb 23, 2005     0       $206,000       $522,000

- ------------------

 (a) All of such options vested on February 23, 1995. Such options have stock-for-stock exercise and tax withholding features, which allow the holders, in lieu of paying cash for the exercise price and any withholding, to have the Company commensurately reduce the number of shares of Common Stock to which they would otherwise be entitled upon exercise of such options.

 (b) Twenty-five percent of such options vested on February 23, 1996. The remaining 75% of such options vest 25% per year until fully vested on February 23, 1999. Such options have stock-for-stock exercise and tax withholding features, which allow the holders, in lieu of paying cash for the exercise price and any tax withholding, to have the Company commensurately reduce the number of shares of Common Stock to which they would otherwise be entitled upon exercise of such options.

 (c) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

 (d) No gain to the optionee is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information on option/SAR exercises in fiscal 1995 by the Named Executives and values of such officers' unexercised options at January 6, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                               NUMBER OF
                                                                              SECURITIES
                                                                              UNDERLYING            VALUE OF
                                                                              UNEXERCISED          UNEXERCISED
                                                                            OPTIONS/SARS AT       IN-THE-MONEY
                                                                            FISCAL YEAR-END      OPTIONS/SARS AT
                                                                                  (#)          FISCAL YEAR-END ($)
                                         SHARES ACQUIRED       VALUE         EXERCISABLE/         EXERCISABLE/
                                         ON EXERCISE (#)    REALIZED ($)     UNEXERCISABLE        UNEXERCISABLE
                                         ---------------    ------------    ---------------    -------------------

Linda J. Wachner......................          0                0              2,900,000/0          $15,631,250/0
Dariush Ashrafi.......................       86,000           103,875                    --                     --
William S. Finkelstein................          0                0          111,000/237,000    $570,313/$1,301,563
Stanley P. Silverstein................          0                0           57,000/149,000      $297,188/$822,188
Wallis H. Brooks......................          0                0                 0/20,000            $0/$112,500

PENSION PLAN

     The following table sets forth the annual pension benefits payable at age 65 pursuant to the Company's Employee Retirement Plan which provides such pension benefits to all qualified personnel based on the average of the highest seven (increasing to ten years by the year 1999 and fifteen years by the year
2004) consecutive calendar years' compensation multiplied by the years of credited service. Such benefits payable are expressed as straight-life annuity amounts and are not subject to reduction for social security or other offset. The credited years of service as of January 6, 1996, for the Named Executives are: Mrs. Wachner, nine years, eight months; Mr. Finkelstein, seven years, ten months; Mr. Silverstein, eleven years, nine months; and Mr. Brooks five years, six months. The current remuneration covered by the Company's Retirement Plan for each such individual is $150,000, except for Mr. Brooks whose covered remuneration was $127,324. Such amounts are included in the Summary Compensation Table under 'Salary' and 'Bonus.'

                       ANNUAL BENEFITS PAYABLE AT AGE 65

                                                                     YEARS OF CREDITED SERVICE
              AVERAGE COMPENSATION                 --------------------------------------------------------------
                 (BEST 7 YEARS)                       5         10         15         20         25         30
- ------------------------------------------------   -------    -------    -------    -------    -------    -------

$100,000........................................   $ 7,173    $14,345    $21,518    $28,691    $35,864     43,036
$150,000........................................    11,173     22,345     33,518     44,691     55,864     67,036
$200,000........................................    11,173     22,345     33,518     44,691     55,864     67,036
$250,000........................................    11,173     22,345     33,518     44,691     55,864     67,036
$300,000........................................    11,173     22,345     33,518     44,691     55,864     67,036

EMPLOYMENT AGREEMENT

     In 1991, the Company entered into an employment agreement with Mrs. Wachner (the 'Employment Agreement'), which sets forth the terms and conditions of Mrs. Wachner's employment. The Employment Agreement, which will terminate on January 6, 2000, unless extended, provides for Mrs. Wachner's employment as Chairman, President and Chief Executive Officer at an annual base salary, which was initially established at $1.8 million per year (subject to adjustment for changes in the cost of living) as well as certain other benefits and reimbursement of expenses. The contract provides for increases in the rate of base salary from time to time, as determined by the Company. In accordance with this provision, Mrs. Wachner's base salary for 1995 was $2.475 million. Her base salary in prior years was as set forth in the table on page 9. The contract also provides that Mrs. Wachner will receive an annual bonus based upon the Company's achievement of an annually increasing minimum EBITDA (earnings before interest, taxes, depreciation and amortization). Under this bonus arrangement, Mrs. Wachner is entitled to receive a bonus in the amount by which EBITDA exceeds the threshold EBITDA for such year, subject to a maximum bonus amount of $1.3 million. Threshold EBITDAs were established at the time the contract was entered into and increase annually from the initial date of the arrangement: for 1995 the threshold was $125 million and for 1996 the threshold is $164.1 million. The Employment Agreement also provides for supplemental bonuses in the Company's discretion. The Employment Agreement specifically permits Mrs. Wachner to spend reasonable time managing her own affairs as well as the business of Authentic Fitness Corporation, a public company, which purchased substantially all of the assets of the Company's Activewear Division in 1990 and of which Mrs. Wachner is the Chairman of the Board and Chief Executive Officer.

     Under the Employment Agreement, Mrs. Wachner will be entitled to certain severance benefits if the Company terminates her employment other than for 'cause' or if Mrs. Wachner terminates her employment for 'good reason.' The definition of good reason may include a change of control of the Company. If the Company terminates Mrs. Wachner's employment without cause or if Mrs. Wachner terminates her employment for good reason, she would be entitled to receive a lump sum payment equal to five times the sum of her highest annual base salary and the highest annual bonus paid to her. In the event that any amount of benefit paid to Mrs. Wachner becomes subject to the excise tax imposed under
Section 4999 of the Internal Revenue Code, the Company will pay to Mrs. Wachner an additional amount such that after the payment of all income and excise taxes, she will be in the same after-tax position as if no excise tax had been imposed.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the other executive officers. The names of the Committee members are set forth below this report.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

     In establishing compensation and benefit levels for executive officers, the Committee seeks to (1) attract and retain individuals of superior ability and managerial talent, (2) motivate executive officers to increase Company performance primarily for the benefit of its shareholders but also for the benefit of its customers and other constituencies, and (3) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. To these ends, the Company's executive compensation package consists of salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards.

     Base Salary. Salary levels generally are determined based on the Committee's subjective assessment of prevailing levels among the Company's competitors. The Company's competitors, for this purpose, include certain of the companies included in the industry peer group index used for comparison with the Company's performance in the performance graph following this report, as well as other companies with which, in the Committee's view, the Company competes for executive talent. These companies may include non-public companies and companies in related industries such as retailing or general apparel manufacturing.

     In general, the Committee attempts to set base salaries at levels that will attract and retain highly qualified individuals. In selected cases, the Committee may feel that excellent executive talent may only be attracted and retained by compensation in excess of prevailing levels among the Company's competitors. As the Company has only five executive officers, and in view of the considerations enumerated below under '1995 Compensation' and 'Compensation of the Chief Executive Officer,' the Committee believes that base salaries at the high end of the range for the competitor group for all executive officers, and Mrs. Wachner in particular, are appropriate.

     In making such judgments regarding the appropriate level for any particular officer, as well as in determining which companies should form the competitor group for this purpose, the Committee from time to time may consult with independent compensation consultants. However, the Committee ultimately reviews the case of each executive officer individually, relying heavily on the recommendations of the Chief Executive Officer as well as on their own subjective judgment. The Committee did not engage outside consultants during 1995.

     Annual Bonus. The Committee generally believes that, at higher executive levels, a greater percentage of an individual's total annual cash compensation opportunity should consist of variable compensation tied to the Company's performance. Mrs. Wachner has a bonus opportunity under her Employment Agreement that is approximately 53% of base salary and is based on earnings before interest, taxes, depreciation and amortization ('EBITDA'), as described below. See also 'Employment Agreement' on page 12. Annual bonus opportunities for other executive officers range from 0% to 125% of base salary.

     The Committee's practice with regard to awarding annual bonuses to executive officers has been to review the Company's performance after the close of the fiscal year, taking into account various measures of performance the Committee has determined in its sole discretion to be appropriate under the circumstances, and assigning such weight to any such factors as it determines to be appropriate. The Committee focuses particularly on such factors as growth in earnings (measured by earnings before interest and taxes ('EBIT') or EBITDA), cash flow, inventory management and the development of innovative ideas in determining whether or not bonuses are paid. The Committee also pays bonuses to selected individuals on an ad hoc basis in connection with or in recognition of special events or projects such as major acquisitions, financing and licensing arrangements. In making all such determinations, the Committee takes into consideration and gives significant weight to the recommendations of the Chief Executive Officer with respect to bonuses of executive officers other than herself.

     For 1996, the Committee intends to maintain its customary approach to determining annual bonuses as described above.

     In 1994, the Committee recommended and the stockholders approved a supplemental incentive compensation plan for all executive officers and other senior management. The supplemental plan provides a formula-based arrangement that is prospective in operation and rewards executive officers and selected senior managers for the achievement of a return on equity to Company investors that exceeds the industry median. The supplemental plan is designed to ensure that amounts payable thereunder are fully deductible under Section 162(m) of the Internal Revenue Code, as discussed below.

     Long-Term Incentive Compensation. Stock-based incentives, consisting of stock options granted at 100% of the stock's fair market value on the grant date and restricted stock awards, constitute the long-term portion of the Company's executive compensation package. Stock options provide an incentive for executives to increase the Company's stock price and therefore, the return to the Company's shareholders. The Committee has not heretofore granted stock appreciation rights ('SARs') or other stock-based awards, except for the restricted stock awards granted in fiscal 1995, although it has the authority to do so under the Company's stock option plans. The Committee reserves the discretion to consider any factors it considers relevant, and to give all factors considered the relative weight it considers appropriate under the circumstances then prevailing, in reaching its determination regarding the size and timing of option grants.

     Limitations on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, limits the deductibility of compensation paid to certain executive officers of the Company beginning with the Company's taxable year 1994. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be either (1) paid pursuant to a written binding contract in effect on February 17, 1993 or (2) 'performance-based' compensation as determined under
Section 162(m). In order to be considered 'performance-based,' for this purpose, compensation must be paid solely on account of the attainment of one or more preestablished performance goals established by a committee of two or more 'outside directors,' pursuant to an arrangement that has been disclosed to and approved by shareholders. Also, in order for an arrangement to give rise to fully deductible 'performance-based' compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder.

     The Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in such compliance against the value of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

1995 COMPENSATION

     The   Committee  increased  base  salaries  for  Mr.  Finkelstein  and  Mr.
Silverstein by approximately 18-21% in 1995. In exercising its subjective discretion to authorize such increases, the Committee considered salary levels of its competitors, as described above, as well as the Company's strong financial performance, as evidenced by continuing improvement in revenues, which increased by 16.2% in 1995, and earnings per share from continuing operations before non-recurring expenses and extraordinary items, which increased 25.4% over the previous year.

     The amounts shown as 1995 restricted stock awards in the Summary Compensation Table for Mrs. Wachner, Mr. Finkelstein and Mr. Silverstein reflect amounts awarded in 1995 based on the Company's record financial results and continuing solid operating performance which contributed to an upgrade of the Company's debt rating to investment grade status. The Committee also considered the successful acquisition and launch of Calvin Klein intimate apparel.

     In awarding the options granted to the Named Executive Officers as shown in the table labelled 'Option/SAR Grants in Last Fiscal Year', the Committee considered the number of option shares available for grant under the Company's stock option plans and the shareholder dilution represented by the total number of options authorized and outstanding under all such plans. The Committee then determined, in its discretion, the number of options it wished to grant during fiscal 1995 and allocated the options available for grant among executive officers based on its subjective assessment of individual performance, seniority and relative position level. In making such assessments, the Committee reviewed the number of outstanding options held by each executive officer. In making these determinations and allocations, the Committee also relied on the recommendations of the Chief Executive Officer with respect to option grants to executive officers other than herself.

     The amounts shown as 1995 bonus in the Summary Compensation Table for the three executive officers, other than Mrs. Wachner reflect amounts awarded under the Company's bonus plan for fiscal 1995.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mrs. Wachner's annual base salary and annual bonus are governed by the Employment Agreement with the Company, described on page 12. Pursuant to the Employment Agreement, Mrs. Wachner's base salary was adjusted in 1995 to reflect changes in the cost of living.

     The amount shown as 1995 bonus in the Summary Compensation Table reflects $1.3 million Mrs. Wachner is entitled to receive pursuant to the bonus arrangement in the Employment Agreement.

                                          Joseph A. Califano, Jr.
                                          Andrew G. Galef
                                          Robert D. Walter

STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below compares cumulative total return of the Company, the NYSE Composite Index, the S&P 500 Index and a comparable industry index selected by the Company as described below. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                                  [PERFORMANCE GRAPH]

                                                                                    Fiscal Year Ending
                                                              10/11/91    1/4/92     1/2/93     1/8/94     1/7/95     1/6/96
                                                              --------    -------    -------    -------    -------    -------

Warnaco....................................................      100        109        175        130        141        195
NYSE Market Index..........................................      100        110        114        124        120        157
Industry Index.............................................      100        118        144        102        101        119
S&P 500 Index..............................................      100        111        119        131        133        182

The Peer Group is made up of the following Companies:

Fruit of the Loom Inc.                                                    Oxford Industries
Kellwood Co.                                                              Russell Corp.
Liz Claiborne Inc.                                                        VF Corp.
Nautica Enterprises Inc. (formerly State-O'-Maine, Inc.)

2. AMENDMENTS TO THE COMPANY'S AMENDED AND RESTATED 1993 STOCK PLAN.

INTRODUCTION

     Subject to the approval of the Company's stockholders, the Board of Directors has amended the Warnaco Group, Inc. Amended and Restated 1993 Stock Plan (the '1993 Stock Plan') in order that certain awards granted thereunder may continue to comply with the requirements for 'performance-based compensation', which is exempt from the $1 million 'cap' on deductible compensation set forth in Section 162(m) of the Internal Revenue Code (the 'Code').

     As originally approved by the Company's stockholders, the 1993 Stock Plan provided for the grant of 'Restoration Options', i.e. options which may be granted in the event that a participant delivers shares of Common Stock ('Shares') in payment of the exercise price of any option. Treasury Regulations under Section 162(m) of the Code require that the 1993 Stock Plan state the maximum number of shares with respect to which awards may be granted during a specified period to any employee. Originally, the 1993 Stock Plan provided that no executive officer of the Company may receive awards thereunder in any fiscal year that relate to more than 1,000,000 shares (now 2,000,000 shares after giving effect to the two-for-one stock split effective on October 3, 1994). The Company has determined that its ability to award restoration options to executives may be significantly restricted by the current 2,000,000 annual share limit; thus, subject to stockholder approval, the 1993 Stock Plan has been amended to increase the maximum number of shares which may be subject to awards granted to an executive officer of the Company in any fiscal year from 2,000,000 to 5,000,000. The Company has no intention of increasing to any significant extent the size of 'normal' annual option grants made to its executive officers; rather, the proposed amendment to the 1993 Stock Plan is designed to permit the Restoration Option feature of the Plan (previously approved by stockholders) to be implemented in a manner consistent with preserving to the Company the tax deductibility of amounts associated with the exercise of stock options.

AMENDMENT TO THE 1993 STOCK PLAN

     The following is a brief description of the material terms of the 1993 Stock Plan, as proposed to be amended. Such description is qualified in its entirety by the actual terms of the 1993 Stock Plan, as proposed to be amended, a copy of which is attached hereto as Exhibit I.

     The 1993 Stock Plan provides for the grant of nonstatutory stock options entitling the holder to purchase shares ('Non Qualified Stock Options'), stock options intended to meet the requirements of Section 422 of the Code ('Incentive Stock Options'; and together with Non Qualified Stock Options, 'Options'), freestanding stock appreciation rights or stock appreciation rights related to another award, shares of restricted Common Stock, restricted Stock Units, Performance Awards and other stock based awards. Any employee, including any officer or employee director of the Company or any Affiliate (as defined in the 1993 Stock Plan), who is not a member of the Committee (as defined below), is eligible to be designated a participant in the 1993 Stock Plan. The 1993 Stock Plan is administered by the Compensation Committee of the Board of Directors which is designated by the Board of Directors to administer the 1993 Stock Plan. The members of the Compensation Committee are disinterested persons within the meaning of Rule 16b-3 of the Exchange Act and 'outside directors' within the meaning of Section 162(m) of the Code, in each case only to the extent necessary to comply with the requirements of said Rule or Section (the 'Committee'). The number of Shares with respect to which awards may be granted under the 1993 Stock Plan in any fiscal year of the Company is 3% of the total

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
number of shares outstanding as of the beginning of such fiscal year plus any Options available for grant due to forfeitures or Options available for grant but not granted in previous periods, which number is subject to equitable adjustment as provided in the 1993 Stock Plan. The Board of Directors may amend, alter, suspend, discontinue, or terminate the 1993 Stock Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement.

NEW PLAN BENEFITS

     Inasmuch as Option grants to eligible employees (other than grants of Restoration Options) are made at the discretion of the Committee, the size of future Option grants made under the 1993 Stock Plan, as proposed to be amended, cannot be determined. Option grants made to the Named Executive Officers during the most recently completed fiscal year of the Company are set forth in the table entitled 'Option/SAR Grants in the Last Fiscal Year', on page 10.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AWARDS UNDER THE 1993 STOCK PLAN

     The following discussion of certain relevant federal income tax effects applicable to awards granted under the 1993 Stock Plan is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences.

STOCK OPTIONS

     Incentive Stock Options. No taxable income will be realized by an Option holder upon the grant or timely exercise of an Incentive Stock Option. If shares are issued to an Option holder pursuant to the exercise of an Incentive Stock Option and if a disqualifying disposition of such shares is not made by the Option holder (i.e., no disposition is made within two years after the date of the grant or within one year after the receipt of shares by such Option holder, whichever is later) then (i) upon the sale of the shares, any amount realized in excess of the exercise price of the Incentive Stock Option will be taxed to the Option holder as long term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to the Company. However, if shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to satisfying the holding period described above, generally
(i) the Option holder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price thereof, and (ii) the Company will be entitled to deduct an amount equal to such income. Any additional gain recognized by the Option holder upon a disposition of shares prior to satisfying the holding period described above will be taxed as short-term or long-term gain, as the case may be, and will not result in any deduction by the Company.

     If an Incentive Stock Option is exercised at a time when it no longer qualifies as an Incentive Stock Option, the Option will be treated as a Non-Qualified Stock Option. Subject to certain exceptions, an Incentive Stock Option generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following termination of employment.

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
     The amount by which the fair market value of the Common Stock on the exercise date of an Incentive Stock Option exceeds the exercise price generally will constitute an item which increases the Option holder's 'alternative minimum taxable income'.

     Non-Qualified Stock Options. In general, a grantee will not be subject to tax at the time a Non-Qualified Stock Option is granted. Upon exercise of a Non-Qualified Stock Option where the exercise price is paid in cash, the grantee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Common Stock at the time of exercise over the exercise price, and will have a tax basis in such Shares equal to the cash paid upon exercise plus the amount taxable as ordinary income to the grantee. If the holder receiving the shares is restricted from selling the Shares because the holder is subject to reporting under Section 16(a) of the Exchange Act (generally an officer or a Director of the Company) and would be subject to liability under Section 16(b) of the Exchange Act (an 'Insider'), then, unless the holder makes an election under Section 83(b) of the Code within 30 days after exercise to be taxed under the rule of the preceding sentence, (i) the holder will recognize taxable ordinary income at the time the
Section 16(b) restriction terminates, (ii) the amount of such ordinary income will be equal to the excess, if any, of the fair market value of the Common Stock at that time over the exercise price, (iii) the holder tax basis in such Shares will be the fair market value at that time, (iv) the holder's holding period for the Shares will begin at that time, and (v) any dividends the holder receives on the Shares before that time will be taxable to the holder as compensation income.

     Pursuant to the revised rules under Section 16(b) of the Exchange Act, the purchase of Common Stock upon the exercise of an option by a grantee who is an Insider will not be deemed a purchase triggering a six month period of potential short swing liability. Accordingly, the taxable event for the exercise of a Non-Qualified Stock Option that has been outstanding for at least six months ordinarily will be the date of exercise . If a Non-Qualified Stock Option is exercised within six months from the date of grant, taxation ordinarily would be deferred until the date which is six months after the date of grant, unless the Insider files an election pursuant to
Section  83(b)  of  the  Code to  be  taxed on  the date of exercise.

     The Company generally will be entitled to a deduction in the amount of a grantee's ordinary income at the time such income is recognized by the grantee upon the exercise of a Non-Qualified Stock Option. Income and payroll taxes are required to be withheld on the amount or ordinary income resulting from the exercise of a Non-Qualified Stock Option.

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and voted at the meeting will be necessary for approval of the amendment to the 1993 Stock Plan. Proxies will be voted in favor of such proposal unless otherwise specified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 1993 STOCK PLAN, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY STATEMENT.

Outstanding Voting Securities

     March 29, 1996, the record date for the 1996 Annual Meeting, there were outstanding and entitled to vote 51,813,812 shares of Common Stock of the Company, entitled to one vote per share.

Solicitation of Proxies

     The cost of soliciting proxies for the 1996 Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. The Company may use the services of Chemical Mellon Shareholder Services to assist in soliciting proxies. If such services are requested, the Company expects that the fees for such services would not exceed $10,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for expenses in so doing. Consistent with the Company's confidential voting procedure, Directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone or telegram, or in person.

Annual Report

     The Annual Report of the Company for the fiscal year ended January 6, 1996, is being mailed to all stockholders with this proxy statement.

Stockholder Proposals

     In general, stockholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company 60 days in advance of the anniversary date of the immediately preceding annual meeting, or by March 9, 1997, to be considered for the 1997 Annual Meeting. The requirements for submitting such proposals are set forth in the Company's By-Laws.

     Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1997 Annual Meeting must be received by the Company by December 10, 1996.

Other Matters

     The Board of Directors does not know of any matter other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

                            THE WARNACO GROUP, INC.
                      AMENDED AND RESTATED 1993 STOCK PLAN

     SECTION 1. Purpose. The purposes of The Warnaco Group, Inc. Amended and Restated 1993 Stock Plan are to promote the interests of The Warnaco Group, Inc. and its stockholders by (i) attracting and retaining exceptional executive personnel and other key employees of, and advisors and consultants to, the Company and its Affiliates, as defined below; (ii) motivating such employees, advisors and consultants by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such employees, advisors and consultants to participate in the long-term growth and financial success of the Company.

     SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

          'Affiliate' shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

          'Award' shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award or Other Stock-Based Award.

          'Award Agreement' shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

          'Board' shall mean the Board of Directors of the Company.

          'Code' shall mean the Internal Revenue Code of 1986, as amended from time to time.

          'Committee' shall mean a committee of the Board designated by the Board to administer the Plan and composed of not less than two persons, each of whom is a 'disinterested person' within the meaning of Rule 16b-3 and an 'outside director' within the meaning of Section 162(m) of the Code, in either case only to the extent necessary to comply with the requirements of said Rule or Section.

          'Company' shall mean The Warnaco Group, Inc., together with any successor thereto.

          'Employee' shall mean (i) an employee of the Company or of any Affiliate and (ii) an advisor or consultant to the Company or to any Affiliate.

          'Exchange Act' shall mean the Securities Exchange Act of 1934, as amended.

          'Fair Market Value' shall mean the fair market value of the property or other item being valued, as determined by the Committee in its sole discretion.

          'Incentive Stock Option' shall mean a right to purchase Shares from the Company that is granted under Section 6 for the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

          'Non-Qualified Stock Option' shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

          'Option' shall mean an Incentive Stock Option or a Non-Qualified Stock Option and shall include a Restoration Option.

          'Other Stock-Based Award' shall mean any right granted under Section 10 of the Plan.

          'Participant' shall mean any Employee selected by the Committee to receive an Award under the Plan.

          'Performance Award' shall mean any right granted under Section 9 of the Plan.

          'Person'   shall  mean   any  individual,   corporation,  partnership,
     association,  joint-stock  company,  trust,  unincorporated   organization,
     government or political subdivision thereof or other entity.

          'Plan' shall mean The Warnaco Group, Inc. Amended and Restated 1993 Stock Plan.

          'Restoration Option' shall mean an Option granted pursuant to Section 6(e) of the Plan.

          'Restricted Stock' shall mean any Share granted under Section 8 of the Plan.

          'Restricted Stock Unit' shall mean any unit granted under Section 8 of the Plan.

          'Rule 16b-3' shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

          'SEC' shall mean the Securities and Exchange Commission or any successor thereto and shall include the Staff thereof.

          'Shares' shall mean shares of the Class A Common Stock, par value $.01 per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time.

          'Stock Appreciation Right' shall mean any right granted under Section 7 of the Plan.

          'Substitute Awards' shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

     SECTION 3. Administration. (a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate
Participants: (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including, without limitation, the conditions under which the cash, Shares, other securities, other Awards or other property received by an Employee upon exercise of or payment for any Award may be subject to forfeiture; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or cancelled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

     (b) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any Employee.

     SECTION 4. Shares Available for Awards.

     (a) Shares Available. Subject to adjustment as provided in Section 4(b), the number of Shares with respect to which Awards may be granted under the Plan in any fiscal year of the Company shall be 3% of the total number of shares of such class outstanding as of the beginning of such fiscal year. Any Shares available for award in a fiscal year that are not awarded may be awarded in a subsequent year in addition to the Shares otherwise available for award in such year, until the expiration of the Plan. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if any Shares are forfeited and returned to the Company following the exercise of or payment for any Award, or if an Award is settled for cash or otherwise terminates or is cancelled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the Shares forfeited, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, shall again be, or shall become, Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares, the number of Shares available for Awards under the Plan shall be increased by the number of Shares surrendered, to the extent permissible under Rule 16b-3. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(b), no executive officer of the Company may receive awards under the Plan in any fiscal year that relate to more than 5,000,000 shares. Notwithstanding the foregoing, the number of Shares, Incentive Stock Options may be granted under the Plan shall be 3% of the number of Shares outstanding as of January 9, 1994, which number shall be included in, and not in addition to, the number of Shares otherwise authorized under this Section 4(a).

     (b) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, in aggregate or to any individual,
(ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) or to be inconsistent with Section 162(m) of the Code, as from time to time amended.

     (c) Substitute Awards. Any Shares underlying Substitute Awards shall not, except in the case of Shares with respect to which Substitute Awards are granted to Employees who are officers or directors of the Company for purposes of
Section 16 of the Exchange Act or any successor section thereto, be counted against the Shares available for Awards under the Plan.

     (d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

     SECTION 5. Eligibility. Any Employee, including any officer or employee-director of the Company or any Affiliate, who is not a member of the Committee, shall be eligible to be designated a Participant, except that only Employees who are employees of the Company or an Affiliate shall be eligible for the grant of Incentive Stock Options.

     SECTION 6. Stock Options.

     (a) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price therefor and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

     (b) Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which price, except in the case of Options that are Substitute Awards, shall not be less than 100% of the per Share Fair Market Value on the date of grant.

     (c) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     (d) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such exercise price.

     (e) Restoration Options. In the event that any Participant delivers Shares in payment of the exercise price of any Option granted hereunder in accordance with Section 6(d), the Committee shall have the authority to grant or provide for the automatic grant of a Restoration Option to such Participant, subject to
Section 4(a). The grant of a Restoration Option shall be subject to the satisfaction of such conditions or criteria as the Committee in its sole discretion shall establish from time to time. A Restoration Option shall entitle the holder thereof to purchase a number of Shares equal to the number of such Shares so delivered upon exercise of the original Option and, in the discretion of the Committee, the number of Shares, if any, tendered to the Company to satisfy any withholding tax liability arising in connection with the exercise of the original Option. A Restoration Option shall have a per share exercise price of not less than 100% of the per Share Fair Market Value on the date of grant of such Restoration Option, a term not longer than the remaining term of the original Option at the time of exercise thereof, and such other terms and conditions as the Committee in its sole discretion shall determine.

     SECTION 7. Stock Appreciation Rights.

     (a) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time. Stock Appreciation Rights shall not be exercisable earlier than six months after grant, and except for stock Appreciation Rights which are Substitute Awards, shall have an exercise price of not less than 100% of the Fair Market Value of the Shares on the date of grant or, in the case of a Stock Appreciation Right granted in tandem with or in addition to another Award, at the time of grant of such related Award.

     (b) Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof, provided that the Committee may for administrative convenience determine that, with respect to any Stock Appreciation Right which is not related to an Incentive Stock Option and which can only be exercised for cash during limited periods of time in order to satisfy the conditions of Rule 16b-3, the exercise of such Stock Appreciation Right for cash during such limited period shall be deemed to occur for all purposes hereunder on the day during such limited period on which the Fair Market Value of the Shares is the highest. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted prior to such determination as well as Stock Appreciation Rights thereafter granted. The Committee shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

     (c) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

     SECTION 8. Restricted Stock and Restricted Stock Units.

     (a) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

     (b) Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions

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
applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant's legal representative.

     (c) Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion.

     SECTION 9. Performance Awards.

     (a) Grant. The Committee shall have sole and complete authority to determine the Employees who shall receive a Performance Award. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award shall be (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

     (b) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

     (c) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

     SECTION 10. Other Stock-Based Awards.

     (a) General. The Committee shall have authority to grant to eligible Employees an 'Other Stock-Based Award,' which shall consist of any right which is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. Except in the case of an Other Stock-Based Award that is a Substitute Award, the price at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan, or the provisions, if any, of any such Award that is analogous to the purchase or exercise price, shall not be less than 100% of the Fair Market Value of the securities to which such Award relates on the date of grant.

     (b) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under this
Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis.

     SECTION 11. Amendment and Termination.

     (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension,

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
discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

     (b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without consent of the affected Participant, holder or beneficiary.

     (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that no such authority shall exist with respect to any award intended to qualify as 'performance-based' compensation under Section 162(m) of the Code to the extent that the exercise of such authority would cause such award to fail to so qualify.

     (d) Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to the Fair Market Value of such cancelled Award.

     SECTION 12. General Provisions.

     (a) Nontransferability.

          (i) Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order ('QDRO'), as determined by the Committee.

          (ii) No Award that constitutes a 'derivative security,' for purposes of Section 16 of the Exchange Act, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

     (b) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The term and conditions of Awards need not be the same with respect to each recipient.

     (c) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (d) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section.

     (e) Withholding. A participant may be required to pay to the Company or any Affiliate and the Company or the Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payments of any Award.

     (f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment of a Participant and the effect, of any, of a change in control of the Company.

     (g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

     (h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

     (i) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

     (j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

     (k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

     (l) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under any Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

     (m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

     (n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

     (o) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     SECTION 13. Term of the Plan.

     (a) Effective Date. The Plan shall be effective as of the date of its approval by the shareholders of the Company.

     (b) Expiration Date. No Award shall be granted under the Plan after May 14, 2003; provided that the authority for grant of Restoration Options hereunder in accordance with Section 6(e) shall continue, subject to the provisions of
Section 4, as long as any Option granted hereunder remains outstanding. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after May 14, 2003.

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

                                  APPENDIX 1
                                  PROXY CARD


PROXY

                            THE WARNACO GROUP, INC.
                               NEW YORK, NEW YORK
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Linda J. Wachner, William S. Finkelstein and Stanley P. Silverstein, and each of them acting solely, proxies with full power of substitution and with all powers the undersigned would possess if personally present, to represent and to vote at the Annual Meeting of stockholders to be held on May 6, 1996 and at any adjournments or postponements thereof, as designated on the reverse side hereof and in their discretion with respect to any other matters as may properly come before such meeting, all of the shares of Class A Common Stock of The Warnaco Group, Inc. held of record by the undersigned as of the close of business on March 29, 1996.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                                                              Please mark
                                                               your votes    [X]
                                                                as this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR ALL NOMINEES' IN ITEM 1 AND 'FOR'
ITEM 2.


1. ELECTION OF DIRECTORS
   Proposal to elect Mr. Joseph A. Califano, Jr. and
   Mr. Robert D. Walter as directors for a term of three years. (Instruction: to withhold authority to vote for either individual nominee, strike out his name)

             FOR           WITHHELD
             [ ]             [ ]


2. Proposed Amendment to the Company's 1993 Stock Plan

             FOR  AGAINST   ABSTAIN
             [ ]    [ ]      [ ]



                      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.




Signature(s)                                                  Date
           -------------------------------------------------      --------------
Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.